Exhibit 10.1

                               MATERIAL CONTRACTS

              INTERNET SERVICES AGREEMENT FOR DEVELOPMENT, HOSTING,
                       AND MAINTENANCE OF AN INTERNET SITE


         THIS SERVICES AGREEMENT (the "Agreement") is entered into as of December 30, 1999 (the "Effective Date") by and between Integrated Concepts, Inc. ("ICI"), a Texas Corporation, with offices located at 14683 Midway Road, Suite 200, Addison, Texas 75001 and GimmeaBid.com Inc., by and on behalf of itself and its affiliates ("collectively GBC"), a Delaware Corporation, with offices located at 176 World Trade Center, 2050 Stemmons Freeway Dallas, Texas 75342.

         WHEREAS, ICI provides a variety of technical services relating to the development and integration of software into Internet applications and to the hosting and maintenance of Internet sites;

         WHEREAS, GBC desires to establish a wholesale/retail presence on the Internet with three (3), World Wide Web (WWW) sites providing a digital marketplace.

         WHEREAS, GBC has requested that ICI develop, host, and maintain such Internet sites for GBC;

         NOW, THEREFORE, in consideration of the above premises, the parties hereby agree as follows:

1. Definitions. The terms used in this Agreement have the following meanings:

         1.1 Additional Work Order. The term "Additional Work Order" means a work order that is entered into by the parties subsequent to and in accordance with this Agreement.

         1.2 Confidential Information. The term "Confidential Information" means any written or oral information, including but not limited to, documentation and other tangible or intangible discoveries, ideas, concepts, software, designs, drawings, specifications, techniques, models, information data, source code, object code, diagrams, flow charts, procedures and "know-how" supplied by one party to the other.

         1.3 Deliverables. Deliverables are items identified in the Initial or Additional Work Orders and/or the Maintenance Agreement as being constructed by ICI and delivered to GBC pursuant to the specifications in the Initial or Additional Work Orders and/or the Maintenance Agreement.

         1.4 Developments. The term "Developments" means all Deliverables provided by ICI to GBC under the terms of this Agreement, as well as all inventions, improvements, discoveries, methods, services, software, documents, materials, and works of authorship, whether patentable or copyrightable or not, that are associated with the Deliverables and that are created, made, conceived, reduced to practice, or suggested by ICI, individually or jointly with GBC, during the term of this Agreement.

         1.5 Initial Work Order. The term "Initial Work Order" means the work order that is entered into by the parties as part of this Agreement. The Initial Work Order is provided in Exhibit A.

         1.6 Intellectual Property Rights. The term "Intellectual Property Rights" means any and all rights that may exist from time to time in a specified jurisdiction under patent law, copyright law, publicity rights law, moral rights law, trade secret law, trademark law, unfair competition law, or other similar protections.

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         1.7  Trademarks.  The term  "Trademarks"  means any and all trademarks, trade names, logos, service marks, quality designations and other proprietary words and symbols that either party uses to identify its products, services, or business.

         1.8 Maintenance Agreement. The term " Maintenance Agreement" means the agreement for maintenance of the Deliverables that is entered into by the parties as part of this Agreement. The Maintenance Agreement is provided in Exhibit B.

         1.9 Web. The term "Web" means that part of the Internet called the World Wide Web, which uses the hypertext markup language ("HTML") and hypertext transport protocol ("HTTP") and their derivatives or equivalents.

         1.10 Web Page. The term "Web Page" means an HTML-based computer file that is designed to be exhibited on the Web and includes text, graphics, or forms.

         1.11 Web Site. The term "Web Site" means a group of Web Pages, together with supporting files and programming.

         1.12 Year 2000 Compliant. The term "Year 2000 Compliant" means that the item described will manage and manipulate data involving dates and will include the proper century designation in date-related user and data interface functionality, including single century formulas, multi-century formulas, and leap years, and will not abnormally terminate or provide invalid or incorrect results as a result of date data representing or referencing different centuries or more than one century.

2. Services to be Performed by ICI. ICI will perform services and provide the Deliverables described in the Initial Work Order, the Maintenance Agreement, and any Additional Work Orders entered into by the parties. The Initial Work Order will consist of Phases 1-5 with a total cost to GBC of $1,496,849. ICI will use all reasonable efforts to provide the Deliverables for each milestone specified in the Initial Work Order, the Maintenance Agreement, and any Additional Work Orders within the milestone scheduled completion period for each Phase.

         2.1 Right to Subcontract. ICI may assign or subcontract its work to be performed under this Agreement to one or more qualified third parties who may be operating on a consulting or subcontracting basis for ICI.

         2.2 Modification of Services. Services may be added or changed from time to time upon both parties' execution of a revised or supplemental version of the Initial Work Order or the Maintenance Agreement, and/or upon both parties entering into an Additional Work Order.

3. Delivery and Acceptance. Upon the completion of each milestone, ICI will deliver all Deliverables for the Phase to GBC for written acceptance in a milestone and delivery acceptance agreement at the Technical Interchange Meeting between the parties as defined in the Initial Work Order, the Maintenance Agreement, and/or an Additional Work Order. The total cost to develop the Deliverables within each milestone shall not exceed $100,000. At the meeting, GBC will give any reason for rejection of the Deliverables in reasonable detail. ICI will use reasonable efforts to correct any deficiencies or non-conformities and promptly resubmit the rejected items. GBC will have the option to request up to, two (2) revisions of any deficiencies or non-conformities per each milestone and must respond to any resubmital within five (5) business days. Failure to respond within five (5) business days will mean the milestone has been accepted without defects by GBC.

4. Compensation. GBC will pay ICI for work performed in accordance with the Initial Work Order, the Maintenance Agreement, and any Additional Work Orders entered into by the parties, and for additional work mutually agreed upon by the parties.

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         4.1  Initial  Payment.  Upon execution of this Agreement,  GBC will pay
              ICI an Initial Payment of $100,000.00 of the Total Fee set forth in the Initial Work Order. The Initial Payment will be applied against subsequent services provided by ICI in accordance with the Initial Work Order. In addition to the Initial Payment, GBC will transfer ownership and assign 200,000 shares of GBC common stock and all registration rights for the common stock at a value of $5.00 per share to ICI upon execution of this Agreement.

              In the event that GBC completes a initial public offering by filing the appropriate documentation with the US Securities and Exchange Commission; ICI shall have the right to (i) sell, transfer, assign, or otherwise dispose of 100,000 shares of common stock at the time GBC's common stock becomes available for public trading and (ii) sell, transfer, assign, or otherwise dispose of 100,000 shares of common stock after the one year anniversary date of the initial public offering. GBC warrants that ICI shall irrevocably have no restrictions or limitations on the common stock except those mutually agreed to by both parties and except those that are in compliance with applicable federal and state securities laws. In the event GBC does not complete its initial public offering, ICI shall have the right to present a written request to GBC to purchase the 200,000 shares of common stock from ICI at a price to be mutually agreed to by both parties and shall not be less than the value of the common stock as set forth in
              Section 4.1 Initial Payment. Further, GBC shall not reasonably withhold written consent to comply with the purchase request presented by ICI and warrants and represents that the transaction shall take place not later than thirty (30) days from a date mutually agreed to by both parties.

         4.2 Further Initial Payments. Unless otherwise specified in an Additional Work Order, GBC will upon execution of the Additional Work Order pay ICI a Further Initial Payment equal to fifty percent (50%) of the Total Fee set forth in the Additional Work Order. In addition, upon modification of an existing Work Order, GBC will pay ICI a Further Initial Payment equal to fifty (50%) of any increase in the Total Fee for the Work Order.

         4.3 Maintenance Fee. Beginning one year after the completion of the Deliverables as set forth in the initial Work Order following execution of this Agreement, GBC will in consideration for the services performed by ICI in accordance with the Maintenance Agreement pay ICI an Annual Maintenance Fee equal to fifteen percent (15%) of the Total Fee set forth in the Initial Work Order. ICI will invoice GBC for the Annual Maintenance Fee annually, beginning one year after the completion date of the Deliverables as set forth in the Initial Work Order and any Additional Work Orders following the execution of the Agreement.

         4.4 Invoicing. For each milestone, ICI will submit invoices to GBC for services furnished and other expenses covered by the Agreement. All invoices will specifically refer to the Phase to which they relate and will separately set forth-additional expenses, and all applicable taxes, if any, authorized by GBC for reimbursement.

         4.5 Additional Work. Unless otherwise agreed in advance, any follow-on or additional work not described in a Work Order will be performed by ICI on a time and material basis at ICI's then-current rates for such work.

         4.6 Payment. Payment will be made by GBC within 15 days of receipt of ICI's invoice. GBC agrees to pay a late charge of one (1.5) percent per month on amounts not timely paid and to be responsible for any collection fees.

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5.       Ownership Rights.
         ----------------

         5.1  Ownership  of  Developments.  Except  as set  forth  below in this
              Section 5, ICI will own all Intellectual Property Rights in and to the Developments produced or provided by ICI under this Agreement. To the extent GBC has any interest in Intellectual Property Rights to the Developments, GBC agrees to assign, and upon its creation, automatically assigns to ICI the ownership of such Intellectual Property Rights without the necessity of any further consideration. GBC will fully cooperate with ICI by executing and delivering to ICI all applications, certificates, instruments, and other documents requested by ICI in order to obtain any patents or copyright registrations for the Developments in the United States or foreign countries.

         5.2 GBC License. The parties contemplate that the Deliverables will be initially hosted on ICI's equipment. Effective upon the payment of fees and expenses invoiced by ICI with respect to the Deliverables, GBC will have a nonexclusive and royalty free license ("GBC License") under the Intellectual Property Rights for such use of the Deliverables. Pursuant to this license, GBC may connect to the Web Site through the Internet and alter products and service offerings and assorted information. In no case will GBC be provided with direct access, by modem or otherwise, to ICI's computer system, other than access that is generally available to third parties through the Internet.

         5.3 License Option. Effective upon the payment of the fees and expenses invoiced by ICI with respect to the Deliverables, GBC will have a nonexclusive license ("GBC Site License") to install and use the Deliverables in machine-readable form at a single site within GBC's organization. Pursuant to such license, GBC may make additional copies of the Deliverables, modify, alter, enhance, update or upgrade the Deliverables for internal use and installation by GBC. ICI will also make available the source code version of the Deliverables, as requested by GBC, for internal support and maintenance purposes only. GBC agrees to treat such source code as Confidential Information of ICI. In the event GBC exercises its option, GBC may at its sole discretion modify, alter, enhance, update or upgrade such source code, and is cautioned that migrating the Deliverables to a GBC platform may disrupt or impair the functioning of the Deliverables. In the event GBC does migrate the Deliverables, ICI will, unless otherwise agreed in advance, provide technical support assistance during such migration on a follow-on or additional work basis. GBC will be solely responsible for obtaining any third-party licenses required to have full functionality of the Deliverables at GBC's site.

         5.4 Suspension of Licenses. The GBC License, option for the GBC Site License, and/or GBC Site License will be suspended automatically upon non-payment by GBC of the any fees invoiced by ICI in accordance with this Agreement. Suspension of the GBC License, option for the GBC Site License, and/or GBC Site License will not relieve GBC of its payment obligations to ICI.

         5.5 GBC Property. All right, title, and interest in and to any graphics uniquely associated with GBC, data relating to GBC's business, and data collected by GBC through the Web Site are and will remain or become the property of GBC.

         5.6 Trademarks. Each party will retain full and exclusive right and control over its Trademarks. Neither party is granted any rights to own or use the Trademarks of the other party and nothing in this Agreement will be deemed to grant either party any right, title, or interest in the Trademarks of the other. To the extent a party obtains any rights in the Trademarks of the other, that party agrees to assign, and upon obtaining such rights, automatically assigns the rights back to the other without the necessity of any further consideration.

         5.7 Third Party Interest. GBC's interest in and obligations with respect to any programming, materials, or data to be obtained from

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              third-party  vendors,  whether or not obtained with the assistance of ICI, will be determined in accordance with the agreements and policies of such vendors.


6.       Confidentiality.
         ---------------

         6.1 GBC Acknowledgment. GBC acknowledges that in order to perform the services called for in this Agreement, it will be necessary for ICI to disclose to GBC certain Confidential Information that has been developed by ICI at great expense and that has required considerable effort on the part of skilled professionals. GBC further acknowledges that the Deliverables will necessarily incorporate such Confidential Information.

         6.2 ICI Acknowledgment. ICI acknowledges that customer data provided or collected by GBC represents Confidential Information of GBC.

         6.3 Duty to Keep Confidential. Each party agrees not to disclose, transfer, use, copy, or allow access to any Confidential Information of the other party except as provided under this Agreement. In no event will either party disclose Confidential Information of the other party to any competitors of the disclosing party.

         6.4 Limitation. Neither party will have an obligation of confidentiality with respect to any portion of the Confidential Information of the other party that: (1) the receiving party can establish with documentary evidence that it independently knew or developed without using information obtained from the disclosing party; (2) the receiving party lawfully obtained from a third party under no obligation of confidentiality; or (3) became available to the public other than as a result of an act or omission of the receiving party or any of its employees, agents, representatives, or contractors.

7. Web Page Content. GBC will have sole responsibility for all content in its Web Pages and for all information or data disseminated thereby.

         7.1 Responsibility for Images. GBC accepts final responsibility, except for ICI's development credit, for the selection and use of all creative, audiovisual, and personal works and images, including graphics, text, formats, characters, icons, information, data, sound recordings, links, and Trademarks (collectively, the "Images"), which are included in any Web Pages.

         7.2 Responsibility for Disclaimers. GBC will have the sole right and responsibility, except for in connection with ICI's development credit, to determine the scope of copyright notices, Trademark notices, date of release warnings that information may not be kept up-to-date, content disclaimers and limitations of liability, statements of policy regarding permitted uses, instructions for contacting GBC if additional use is sought, and warranty disclaimers for offered goods and services (collectively, the "Disclaimers"), included at its Web Site

         7.3 Approval by GBC. ICI agrees not to make GBC's Web Pages accessible to the public until after they are approved by GBC. Following such approval, ICI agrees not to modify GBC's Web Site (except for routine or technical modifications such as spelling corrections or link changes) without approval of GBC.

         7.4 Right of Refusal. ICI reserves the right, in its sole discretion, to refuse to include in any Web Page created under this Agreement any content that ICI, in its sole discretion, deems inappropriate or suspect under applicable laws or community standards. This includes, without limitation, copyright infringement, material legally judged threatening or obscene or material protected by trade secret or other Intellectual Property Right. However, it is expressly acknowledged that ICI is a service technician only, and not an editor, manager, or publisher, of any features, contributions, or content selected, used, or approved by GBC. ICI

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              has,  and can be  expected  to  exercise,  no  control  over  such matters. ICI specifically denies any responsibility for screening, policing, editing, or monitoring such content.

         7.5 Development Credit. ICI may place its own Trademarks on the home page of the Web Site designed or developed under this Agreement so as to identify ICI's work on such Web Page, along with any disclaimer ICI or its legal counsel deems necessary or advisable. In addition, ICI may include hypertext links from the initial home page of the Web Site created hereunder to ICI's Web Site and home page.

8. Web Site Hosting. ICI will provide Web Site hosting services in accordance with the Initial Work Order, the Use and Maintenance Agreement, and any Additional Work Orders entered into by the parties. ICI's hosting standards will conform to applicable industry standards.

         8.1 Traffic Reporting. ICI will configure its web servers to capture standard visitor log information needed to provide reports to GBC in accordance with the Initial Work Order, the Maintenance Agreement, and any Additional Work Orders entered into by the parties. At GBC's request, ICI can help interpret the reports and make recommendations to GBC based on the reports.

         8.2 Credit Card Clearing and Authorization All credit card, bank and other financial institutions and agencies used in connection with the Web Site to authorize, clear, or otherwise approve user transactions will be directed by the developed software, the credit card clearing and authorizations will be directed by ICI for three years from the date of this contract. If GBC continues to contract with the clearing or authorizing company utilized by ICI's software solutions under this contract, the clearing and authorization transactions will continue to be represented by ICI.

         8.3 Security. ICI will take all reasonable measures to prevent unauthorized access to GBC's Web Site, any database or other sensitive material generated from or used in connection with the Web Site. ICI will notify GBC of any known security breaches or vulnerabilities.

         8.4 Suspension of Hosting Services. ICI reserves the right at any time without notice to GBC to suspend or terminate hosting services for the Web Site or remove one or more Web Pages if ICI becomes aware of or reasonably suspects inappropriate use, display, or transmission of information on or from the Web Site.

9.       Indemnification.
         ---------------

         9.1 Indemnification of ICI. GBC, at its own expense, will defend, indemnify, and hold harmless ICI, its agents, affiliates, successors,  and  assigns  with  respect  to any  claim or  action brought  against  ICI,  its agents,  affiliates,  successors,  and assigns arising out of or in connection with the operation, condition, or content, including without limitation Images and Disclaimers, of GBC's Web Pages or Web Site, any use of Internet facilities conducted or permitted by GBC, the conduct of any business, advertising, marketing, or sales in connection therewith, any breach of warranty, and any negligent or illegal act or omission of GBC or any of its agents, contractors, servants, employees, or other users or accesses. ICI will promptly notify GBC of any such claim, will provide reasonable assistance in connection with the defense and/or settlement thereof, and will permit GBC to control the defense and/or settlement thereof.

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         9.2  Indemnification  of GBC.  ICI  represents  that to the best of its knowledge,  all software included in the Deliverables,  except for
              that  for  which  GBC  is   responsible,   do  not   infringe  any
              Intellectual Property Rights of any third party, nor has any claim of such infringement been threatened or asserted against ICI. ICI agrees, at its own expense, to defend, indemnify and hold harmless GBC and its employees and agents from and against any and all claims, actions, damages, and other liabilities caused by or arising from any known infringements by the software in the Deliverables. GBC will promptly notify ICI of any infringement claim for which GBC is seeking indemnification, will provide reasonable assistance in connection with the defense and/or settlement thereof, and will permit ICI to control the defense and/or settlement thereof.


10.      Warranty.
         --------

         10.1     GBC Warranties.
                  --------------

              10.1.1 Web Page Content.  GBC  represents and warrants that GBC is authorized and has the right: (1) to provide the product or services to be advertised; and (2) to use any copy, illustration, personal or corporate name, copyrighted material, graphic or pictorial reproduction, Trademarks, endorsements, language, links, Images, Disclaimers, and any additional content or items used in the Web Site.

              10.1.2 Indemnification  Funding.  GBC represents and warrants that to the extent it is not sufficiently capitalized at any time to itself fully and completely bear the cost of defending and indemnifying ICI as required by Section 9.1 of this Agreement, it will maintain insurance to provide any additional funding necessary to fully and completely defend and indemnify ICI.

         10.2     ICI Warranties.
                  --------------

              10.2.1 Performance of Services. Services provided by ICI hereunder will be performed in a professional and workmanlike manner and will substantially conform with the description of services set forth in the Initial Work Order, the Use and Maintenance Agreement, and any Additional Work Orders entered into by the parties.

              10.2.2 Year 2000  Warranty.  ICI  represents and warrants that the
                     Deliverables will be Year 2000 Compliant.


         10.3 Exclusions. EXCEPT AS PROVIDED IN THIS PARAGRAPH, ALL SERVICES AND DELIVERABLES ARE PROVIDED BY ICI WITHOUT WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL ICI BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR INTERRUPTION OF BUSINESS, WHETHER SUCH DAMAGES ARE ALLEGED IN TORT, CONTRACT, INDEMNITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.


         10.4 Limitation of Liability. In no event will ICI be liable to GBC for any amount in excess of the fees actually paid by GBC to ICI for services provided hereunder. The foregoing limitation includes and applies to, without limitation, any liability arising out of the performance or failure to perform of any hardware, software, or

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              Internet connection, from any errors, omissions,  interruptions in or failure to provide Internet service; from interruptions in Web Page availability; from the consequences of computer viruses transferred over the Internet or otherwise; or from communication line failure, breach of security due to use of the Internet, or any loss of information or confidentiality due thereto.

11.      Term and Termination.
         --------------------

         11.1 Term. This Agreement will commence on the Effective Date and will continue until terminated by either party. ICI or GBC may each terminate this Agreement, with or without cause, at any time upon thirty- (30) days' prior notice. If the Agreement is terminated by ICI before the completion of any work offsetting to an Initial Payment, ICI will refund to GBC the amounts corresponding to work not yet performed.

         11.2 Licenses. The GBC License, option for the GBC Site License, and/or GBC Site License will automatically terminate upon termination of this Agreement.

         11.3 Survival. Those rights and obligations which by their nature are intended to survive expiration or termination of this Agreement shall survive the expiration of this Agreement, including without limitation Sections 5, 6, 9, 10, 11, and 12.

12.      Miscellaneous Provisions.
         ------------------------

         12.1 No Agency. The parties are independent contractors, and nothing in this Agreement will be construed to create any employment, agency, franchise, joint venture, partnership, or other similar legal relationship between the parties. Neither party is granted any authority under this Agreement to enter into agreements of any kind on behalf of the other party, or to bind or obligate the other party in any manner to any third party.

         12.2 No Conflict of Interest. Each party represents and warrants that it has full power and authority to undertake its obligations under this Agreement, and that it has not entered into any other agreement, nor will it enter into any other agreement, that would render it incapable of satisfactorily performing its obligations hereunder or that would place it in a position of conflict of interest or be inconsistent with its obligations hereunder.

         12.3 No Assignment. Each party represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party, and further agrees that it may not assign its rights or obligations under this Agreement without prior written consent of the other party. Any attempt by one party to assign, delegate, or otherwise transfer this Agreement in violation of this section will be void.

         12.4 Notice. Any notice, approval, or other communication required or permitted under this Agreement between the parties will be given in writing and will be sent by telex, telefax, electronic mail, or airmail, postage prepaid, to the address specified below or to any other address that may be designated by prior notice. If to ICI, 14683 Midway Road, Suite 200, Addison, Texas 75001, Attn: Dan Allen, facsimile number (972) 726-6307. If to GBC, 176 World Trade Center 2050 Stemmons Freeway Dallas, Texas; Attn.: J. Michael Wood, facsimile number 214-752-6071

         12.5 Compliance With Law. Each party agrees that it shall comply with all applicable laws and regulations of local, state, and federal governmental bodies or agencies in its performance under this Agreement.

         12.6 Governing Law. THIS AGREEMENT WILL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS,

              WITHOUT REGARD TO THE CHOICE OF LAW RULES, STATUTES, OR REGULATIONS OF THIS OR ANY JURISDICTION, AS THOUGH ENTERED INTO BETWEEN TEXAS RESIDENTS AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF TEXAS.

         12.7 Jurisdiction and Venue. Suit to enforce this Agreement or any provision thereof will be brought exclusively in the state or federal courts located in or having jurisdiction over Dallas
              County, Texas. Each party consents to jurisdiction and venue in such court and waives any defense of forum non-conveniens, improper venue, and lack of personal jurisdiction.

         12.8 No Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as nor constitute a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

         12.9 Severability. Any holding that a provision of this Agreement is unenforceable, in whole or in part, will not affect the validity of the other provisions of this Agreement.

         12.10Force Majeure. Neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond that party's reasonable control, including acts of God, civil commotion, strikes, labor disputes, and governmental demands or requirements.

         12.11Scope of the Agreement.  The parties hereto  acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating to this subject matter.

         12.12Amendment. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and that is signed by both parties, and no other act, document, usage, or custom shall be deemed to amend this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below:


INTEGRATED CONCEPTS, INC.                   GIMMEABID.COM, INC.
14683 Midway Road, Suite 200                174-G World Trade Center
Addison, Texas 75001                        2050 Stemmons Freeway
                                            Dallas, Texas 75342-0132


By:___(signature)_____________________      By:
                                               -------------------------

Title:____________________________          Title:
                                                   ---------------------

Date:____________________________           Date:
                                                  ----------------------